Exhibit 99.1

January 02, 2020 at 08:00 AM EST

Air Industries Group Announces New $18.9 million Credit Facility with Sterling National Bank

Bay Shore, NY -- (Business Wire) – January 02, 2020 – Air Industries Group (NYSE AMEX: AIRI):

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, is pleased to announce that on December 31, 2019 it entered into a new 3-year, $19.8 million credit facility, consisting of a $16 million revolving credit line, and a $3.8 million term loan. Proceeds of the refinancing will repay the Company’s existing loans with PNC Business Credit, retire all of our capital lease obligations, and be used for general working capital purposes.

Borrowings under both the revolving credit line and the term loan will bear an interest rate equal to 30-day LIBOR, plus 2.5% (with a floor of 3.5%). The current interest rate will be approximately 4.25%, a reduction of nearly 50% from the PNC rate of 8.75%.

Mr. Lou Melluzzo, CEO of Air Industries commented: “This refinancing with Sterling National Bank is an important step in Air Industries return to profitability. It will reduce our interest expense and dramatically reduce principal amortization. On a pro-forma basis for the nine months ended September 30, 2019, this new credit facility would have saved us over $1.5 million in cash.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of complex machined products including landing gear, flight control, and jet turbine components for leading aerospace and defense prime contractors.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

631.328.7000

ir@airindustriesgroup.com